Exhibit 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                  Years Ended December 31,
                                               2002         2001         2000
                                            ------------------------------------
 Numerator:
    Net Income                              $7,238,298   $5,266,462   $3,249,919
                                            ==========   ==========   ==========

Denominator:
    Denominator for basic earnings
        per share -- weighted average
        common shares outstanding            1,753,982    1,754,449    1,760,845

    Effect of dilutive securities:
        Officer stock option plan                9,058          693            -
                                             ---------    ---------    ---------

    Denominator for diluted earnings
        per share -- weighted average
        common shares outstanding and
        assumed conversions                  1,763,040    1,755,142    1,760,845
                                             =========    =========    =========

Basic earnings per share                    $     4.13   $     3.00   $     1.85
                                            ==========   ==========   ==========

Diluted earnings per share                  $     4.11   $     3.00   $     1.85
                                            ==========   ==========   ==========